Exhibit 10.39

AMENDED NON-EMPLOYEE DIRECTOR
CASH COMPENSATION ARRANGEMENT
(EFFECTIVE: APRIL 15, 2004)

        Each director of Corgentech Inc. (the “Company”) who is not an officer or employee of the Company will receive an annual retainer fee of $25,000 paid in four equal quarterly installments. An additional annual cash retainer of $5,000 will be paid to each of (1) the Chairman of the Board, (2) the Chairman of the Compensation Committee, and (3) the Chairman of the Corporate Governance Committee.  Such cash retainers will also be paid in four equal quarterly installments, The Chairman of the Audit Committee will receive an additional $7,500 annually, also paid in four equal quarterly installments.  In addition, each non-employee director will receive $2,000 for attendance at each Board meeting, or $750 for attendance if such participation is by telephone and $750 for attendance at each committee meeting, whether in person or by telephone.